Hogan & Hartson
                                     L.L.P

                                                          Columbia Square
                                                    555 Thirteenth Street, N.W.
                                                    Washington, D.C. 2004-1109
                                                       TEL (202) 637-5600
                                                       Fax (202) 637-5910
                                                          WWW.HHLAW.COM

                                  May 30, 2003

Board of Directors
TS&W Small Cap Value Fund LLC
5000 Monument Avenue
Richmond, VA  23230

PBHG Small Cap Value Fund
c/o Pilgrim Baxter & Associates, Ltd.
1400 Liberty Ridge Drive
Wayne, PA  19087-5593


Gentlemen/Ladies:

                  This opinion is being delivered to you in connection with the transfer of substantially all of the property, assets and goodwill of the TS&W Small Cap Value Fund LLC, a Virginia limited liability company (the "Acquired Fund") to PBHG Small Cap Value Fund (the "Acquiring Fund"), a separate series of PBHG Funds, a Delaware statutory trust ("PBHG Funds"), in exchange solely for common shares of beneficial interest of the Acquiring Fund, followed by (i) the distribution to the Acquired Fund, on the Closing Date, of the common shares of the Acquiring Fund received to the unitholders of the Acquired Fund, (ii) the cancellation of all of the outstanding units of the Acquired Fund, (iii) the liquidation of the Acquired Fund, and (v) the dissolution and termination of the Acquired Fund (the "Reorganization"), all upon the terms and conditions set forth in the Agreement and Plan of Reorganization by and among the Acquired Fund, PBHG Funds and the Acquiring Fund (the "Agreement").

                  In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the combined Proxy Statement and Prospectus to be filed with the Securities and Exchange Commission (the "Proxy Statement/Prospectus") as a part of the Registration Statement on Form N-14 of


     BERLIN BRUSSELS LONDON PARIS BUDAPEST PRAGUE WARSAW MOSCOW TOKYO

NEW YORK BALTIMORE MCLEAN MIAMI DENVER BOULDER COLORADO SPRINGS LOS ANGELES

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the Acquiring Fund (the "Registration Statement"); (3) factual representations and certifications made to us by the Acquired Fund; (4) factual representations and certifications made to us by the Acquiring Fund; (5) such other instruments and documents related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.1/

                            The Proposed Transaction

                  Based solely upon our review of the documents set forth above, and upon such information as the Acquired Fund and the Acquiring Fund have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  The Acquiring Fund is an investment portfolio of PBHG Funds, an open-end, series management company, and was created to facilitate the Reorganization. The Acquired Fund is a private investment company.

                  In order to provide the Acquired Fund Unitholders with the benefit of a registered mutual fund structure and make the Acquired Fund's investment discipline available to the general public, it is proposed that all of the assets of the Acquired Fund will be transferred to the Acquiring Fund. Upon such transfer, the Acquiring Fund will issue to the Acquired Fund a number of the Acquiring Fund common shares having an aggregate value equal to the value of the Acquired Fund net assets. The Acquired Fund will then make a liquidating distribution of the Acquiring Fund common shares to the Acquired Fund Unitholders. Each Acquired Fund Unitholder will receive a number of Acquiring Fund common shares with an aggregate net asset value equal to the aggregate net asset value of his or her units of Acquired Fund. As soon as reasonably practicable after the transfer of its assets, the Acquired Fund will pay or make provision for payment of all its liabilities. The Acquired Fund will then dissolve its existence as a Virginia limited liability company. Acquired Fund Unitholders that choose not to participate in the Reorganization will, at the option of the Acquired Fund, have their units redeemed in cash or in kind on the

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1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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day immediately proceeding the date of the consummation of the Reorganization, at their net asset value as of the close of business on the day immediately preceding the redemption.

                         Assumptions and Representations

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Closing Date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Reorganization will be consummated in accordance with applicable state law.

                  3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  4. The Reorganization will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); the Acquired Fund and the Acquiring Fund will comply with all reporting obligations with respect to the Reorganization required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

                  Based upon and subject to the assumptions and qualifications set forth herein, we have reviewed the information in the Proxy
Statement/Prospectus under the caption "Federal Income Tax Consequences" and to the extent that such information constitutes matters of law or legal conclusions, it is correct in all material respects.

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                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither the Acquired Fund nor the Acquiring Fund has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Closing Date.

                  2. This opinion addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization). We express no opinion regarding, among other things, the tax consequences of the Reorganization (including the opinion set forth above) as applied to specific Acquired Fund Unitholders that may be relevant to particular classes of Acquired Fund Unitholders.

                  3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the

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Reorganization, if all the transactions described in the section captioned "The
Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion letter has been provided for your use in connection with the Proxy Statement/Prospectus and the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Federal Income Tax Consequences section of the Proxy Statement/Prospectus contained therein. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                            Sincerely yours,

                                            /S/ HOGAN & HARTSON L.L.P.

                                            HOGAN & HARTSON L.L.P.

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